Exhibit 99.1

News Release

Media Contact

Susan Nelson

Vice President, Global Communications

and Public Affairs

Dine Brands Global, Inc.

Susan.Nelson@dinebrands.com

Investor Contact

Ken Diptee

Executive Director, IR

Dine Brands Global, Inc.

Ken.Diptee@dinebrands.com

Dine Brands Global, Inc. Appoints John Peyton Chief Executive Officer

John Peyton, President and CEO at Realogy Franchise Group takes new role as CEO of Dine Brands effective January 4, 2021

GLENDALE, Calif., November 17, 2020 – Dine Brands Global, Inc. (NYSE: DIN), the parent company of Applebee’s Neighborhood Grill + Bar® and IHOP® restaurants, announced today that John Peyton, president and chief executive officer, Realogy Franchise Group, a wholly-owned subsidiary of Realogy Holdings Corp. (NYSE: RLGY), will be the company’s new chief executive officer, effective January 4, 2021.

Peyton is an experienced franchise veteran who has led global, consumer franchised businesses for over 21 years, most recently at Realogy Franchise Group where he has served as president since 2016. Realogy franchises many of the most recognized brands in the real estate industry, including Better Homes and Gardens®, Real Estate, CENTURY 21®, Coldwell Banker ®, The Corcoran Group ®, ERA ®, Sotheby’s International Realty ® and Coldwell Banker Commercial ®. There he was able to drive significant growth during one of the most challenging markets in the industry’s history. John was also instrumental in transforming and revitalizing their brands through an elevated service delivery model, placing an emphasis on agility and innovation, and creating momentum and opportunity for the company, franchisees and team members.

Prior to Realogy, John spent 17 years with Starwood Hotels and Resorts Worldwide, holding various positions including Chief Marketing Officer, Senior Vice President of Global Operations and Chief Operations Officer, North America Hotel Division. During his tenure, John was responsible for both the Global and North American Food and Beverage teams, which included their on-property restaurants. He graduated from the University of Pennsylvania with a degree in English and earned an MBA in accounting and marketing from NYU’s Stern School of Business.

“We are pleased to announce that John Peyton will be joining Dine Brands as CEO starting in January 2021,” states Richard Dahl, chairman of the board. “John’s extensive background working in the hospitality industry enables him to provide outstanding leadership and guidance as Dine Brands continues to accelerate long-term growth. We greatly appreciate Steve Joyce’s leadership and considerable contributions to Dine Brands during a critical period for the company and wish him continued success.”

Peyton replaces Dine Brands CEO, Steve Joyce, who has served as CEO since September 2017.

“Dine Brands is confident in the talented executive team in place to ensure a smooth transition and Peyton’s onboarding after the first of the year,” says Dahl.

“I am honored to take on this new role to spearhead Dine’s mission and drive shareholder value of the world’s most-loved restaurant brands,” said John Peyton, CEO at Dine Brands. “Together with our team members, franchisees and suppliers, I look forward to building upon the rich history of our restaurants and further creating community in hometowns all throughout the world.”

To learn more about Dine Brands, Applebee’s or IHOP visit www.dinebrands.com.

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